Exhibit 99.1

                 SOMANETICS REPORTS RECORD THIRD QUARTER REVENUE

                    COMPANY POSTS NET INCOME OF $1.9 MILLION;
                     INCREASES EPS GUIDANCE FOR FISCAL 2006

     *    Net revenues climbed 50 percent to a record $7.9 million.

     *    Net income before income taxes increased 90 percent to $2.9 million.

     * Net income increased 90 percent to $1.9 million, or $0.13 per diluted share.

     * Net revenues for the fiscal year ending November 30, 2006 expected to increase approximately 50 percent year-over-year.

     * Somanetics raised diluted earnings per share guidance for fiscal 2006 to a range of $0.47 to $0.49 before recognition of additional deferred tax assets, if any.

    TROY, Mich., Sept. 18 /PRNewswire-FirstCall/ -- Somanetics Corporation (Nasdaq: SMTS) today reported record net revenues of $7.9 million for the third quarter ended August 31, 2006, a 50 percent increase from $5.2 million in the same period of 2005. For the nine months ended August 31, 2006, net revenues increased 46 percent to $21.0 million from $14.4 million in the same period last year.

    U.S. net revenues increased 32 percent to $5.8 million from $4.4 million in the third quarter of 2005. International net revenues rose 145 percent to $2.0 million from $828,722. For the nine-month period, U.S. net revenues increased 38 percent to $16.5 million and international revenues increased 89 percent to $4.5 million.

    Third quarter net income before income taxes was $2.9 million, a 90 percent increase from $1.5 million in 2005. While Somanetics did not pay income taxes in the third quarter, taxes were recorded at an estimated effective tax rate of 34 percent. Third quarter net income increased to $1.9 million, or $0.13 per diluted share, from $994,147, or $0.08 per diluted share.

    For the nine months ended August 31, 2006, net income before income taxes increased to $7.7 million from $3.7 million in the first nine months of 2005. Net income was $5.1 million for the first nine months of 2006, or $0.37 per diluted share, compared with $2.4 million, or $0.21 per diluted share, for the same period of 2005.

    In the third quarter, gross margin was 86 percent, compared with 87 percent for the same period last year due to a higher percentage of sales to international distributors. Gross margin for the nine-month periods of 2006 and 2005 was 87 percent. At August 31, 2006, Somanetics had cash, marketable securities and long-term investments of $69.6 million and no debt.

    "Our strong third quarter performance was highlighted by a significant contribution from Tyco Healthcare, our distributor in Europe, Canada, the Middle East and Africa," said Bruce J. Barrett, Somanetics' president and chief executive officer. "We also continued to make progress on a number of clinical research, research and development, and operating initiatives, including the expansion of our direct U.S. sales team which now numbers 40 representatives."

    Business Outlook

    For fiscal 2006, Somanetics continues to expect net revenues to increase approximately 50 percent over 2005. The Company is raising its diluted earnings per share guidance to a range of $0.47 to $0.49 before recognition of additional deferred tax assets, if any. This compares with previous guidance of $0.40 to $0.42 per diluted share. Gross margin for fiscal 2006 is expected to be 87 to 88 percent, depending on the mix of sales to U.S. customers and international distributors.

    Somanetics to Host Conference Call

    Somanetics will web cast its 2006 third quarter conference call at 10:00 a.m. (ET) today. To join the web cast, visit the Investor Center section of Somanetics' website at http://www.somanetics.com and click on the "2006 Third Quarter Conference Call" link. The call also will be archived on the website.

    About Somanetics

    Somanetics Corporation (Nasdaq: SMTS) develops, manufactures and markets medical devices that can help medical professionals potentially improve surgical outcomes and patient recovery in critical care settings. Somanetics currently has two product lines. The INVOS(R) System provides noninvasive regional blood oxygenation change data that helps address clinical challenges faced by surgeons, anesthesiologists, perfusionists and critical care nurses. The CorRestore System is used in cardiac repair and reconstruction, including an operation called Surgical Ventricular Restoration (SVR) for the treatment of certain patients with severe congestive heart failure. Somanetics supports its customers through a direct U.S. sales force and clinical education team. Globally, Tyco Healthcare markets INVOS System products in Europe, Canada, the Middle East and Africa and Edwards Lifesciences represents INVOS System products in Japan. For more information visit http://www.somanetics.com .

    Safe-Harbor Statement

    Except for historical information contained herein, the matters discussed in this news release, including financial guidance for fiscal year 2006, are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Actual results may differ significantly from results discussed in the forward-looking statements and may be affected by, among other things, economic conditions in general and in the healthcare market, the demand for and market acceptance of our products in existing market segments and in new market segments we plan to pursue, our current dependence on the Cerebral Oximeter and SomaSensor, our dependence on distributors and independent sales representative firms for a substantial portion of our sales, our dependence on single-source suppliers, potential competition, the effective management of our growth, our ability to attract and retain key personnel, the potential for products liability claims, government regulation of our business, changes in our deferred tax assets, future stock option expenses, the challenges associated with developing new products and obtaining and maintaining regulatory approvals if necessary, research and development activities, the lengthy sales cycle for our products, changes in our actual or estimated future taxable income, changes in accounting rules, enforceability and the costs of enforcement of our patents, potential infringements of others' patents and the other factors set forth from time to time in Somanetics' Securities and Exchange Commission filings, including Somanetics' 2005 Annual Report on Form 10-K filed on January 31, 2006 and its first and second quarter 2006 Quarterly Reports on Form 10-Q filed on March 31, 2006 and June 30, 2006.

                             SOMANETICS CORPORATION

                                 BALANCE SHEETS

                                                       August 31,      November 30,
                                                          2006             2005
                                                     --------------   --------------
                                                       (Unaudited)       (Audited)
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                        $   21,386,085   $   13,148,237
    Marketable securities                                22,059,577               --
    Accounts receivable                                   5,147,384        3,531,740
    Inventory                                             2,029,797        1,058,101
    Prepaid expenses                                        147,691          623,303
    Deferred tax asset - current                          1,979,582        1,561,322
        Total current assets                             52,750,116       19,922,703
PROPERTY AND EQUIPMENT (at cost):
    Demonstration and no capital cost
     sales equipment at customers                         2,395,886        1,916,655
    Machinery and equipment                               1,244,282          768,992
    Furniture and fixtures                                  297,257          289,397
    Leasehold improvements                                  195,565          187,135
        Total                                             4,132,990        3,162,179
    Less accumulated depreciation
     and amortization                                    (2,161,964)      (1,836,438)
        Net property and equipment                        1,971,026        1,325,741
OTHER ASSETS:
    Long-term investments                                26,139,122               --
    Deferred tax asset - non-current                      5,415,755        8,438,678
    Other                                                    15,000           15,000
    Intangible assets, net                                   11,737           16,921
        Total other assets                               31,581,614        8,470,599
TOTAL ASSETS                                         $   86,302,756   $   29,719,043

LIABILITIES AND SHAREHOLDERS' EQUITY
 CURRENT LIABILITIES:
    Accounts payable                                 $    1,045,657   $      712,796
    Accrued liabilities                                     913,789        1,165,594
        Total current liabilities                         1,959,446        1,878,390
COMMITMENTS AND CONTINGENCIES
 SHAREHOLDERS' EQUITY:
    Preferred shares; authorized,
     1,000,000 shares of $.01 par value;
     no shares issued or outstanding                             --               --
    Common shares; authorized,
     20,000,000 shares of $.01 par value;
     issued and outstanding, 13,095,918
     shares at August 31, 2006, and
     10,715,885 shares at November 30, 2005                 130,959          107,159
    Additional paid-in capital                          116,287,299       64,864,554
    Accumulated deficit                                 (32,074,948)     (37,131,060)
        Total shareholders' equity                       84,343,310       27,840,653
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $   86,302,756   $   29,719,043

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                              Three Months                     Nine Months
                                            Ended August 31,                 Ended August 31,
                                      -----------------------------   -----------------------------
                                           2006            2005            2006            2005
                                      -------------   -------------   -------------   -------------
NET REVENUES                          $   7,867,739   $   5,242,848   $  21,016,310   $  14,358,211
COST OF SALES                             1,081,890         661,196       2,716,886       1,856,185
  Gross Margin                            6,785,849       4,581,652      18,299,424      12,502,026

OPERATING EXPENSES:
  Research, development
   and engineering                          135,063          95,924         454,140         296,441
  Selling, general and
   administrative                         4,533,565       3,064,857      11,894,113       8,685,648
    Total operating
     expenses                             4,668,628       3,160,781      12,348,253       8,982,089

OPERATING INCOME                          2,117,221       1,420,871       5,951,171       3,519,937

OTHER INCOME:
  Interest income                           751,523          85,413       1,709,603         189,542
    Total other income                      751,523          85,413       1,709,603         189,542
NET INCOME BEFORE
 INCOME TAXES                             2,868,744       1,506,284       7,660,774       3,709,479

INCOME TAX PROVISION                        975,373         512,136       2,604,663       1,261,223

NET INCOME                            $   1,893,371   $     994,147   $   5,056,111   $   2,448,256

NET INCOME PER COMMON
  SHARE - BASIC                       $        0.14   $        0.10   $        0.41   $        0.24

NET INCOME PER COMMON
  SHARE - DILUTED                     $        0.13   $        0.08   $        0.37   $        0.21

WEIGHTED AVERAGE SHARES
  OUTSTANDING - BASIC                    13,071,340      10,360,990      12,238,600      10,227,923

WEIGHTED AVERAGE SHARES
  OUTSTANDING -
  DILUTED                                14,460,299      12,102,611      13,713,731      11,850,418

SOURCE  Somanetics Corporation
    -0-                             09/18/2006
    /CONTACT: Mary Ann Victor, Vice President and Chief Administrative Officer of Somanetics Corporation, +1-248-689-3050, ext. 204/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.somanetics.com /